UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Allstate Life Insurance Company Variable Annuity Separate Account C

Address of Principal Business Office (No. & Street, City, State, Zip Code):

3100 Sanders Road, Northbrook, Illinois 60062

Telephone Number (including area code): (847) 402-5000

Name and address of agent for service of process:
Jan Fischer-Wade, Esq.
Allstate Life Insurance Company, 2940 S. 84th Street, 1B3, Lincoln Nebraska
68506

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  [  ]	NO  [X]


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Northbrook and State of Illinois on the 2nd day of December, 2015.



Signature   Allstate Life Insurance Company Variable Annuity Separate Account C
                                   Registrant



                                   By   Allstate Life Insurance Company
                                        Depositor



                                   By  /s/ Angela K Fontana
                                       --------------------
                                       Angela K. Fontana
                                       Vice President, General Counsel and
                                       Secretary








Attest:  /s/ Gina Garrison
         -----------------
	    Gina Garrison